SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011 (March 29, 2011)

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On Mach 29, 2011, the Board of Directors of Eagle Bancorp, Inc. (the “Company”), upon the recommendation of the Compensation Committee, approved base salaries for calendar year 2011 (retroactive to January 1, 2011) for the Company’s named executive officers and an annual director fee for the Vice Chairman of the Board of Directors, as set forth in the table below. The Compensation Committee also authorized the award of shares of restricted stock under the Company’s 2006 Stock Plan to the Company’s named executive officers and the Vice Chairman of the Board of Directors, as set forth in the table below.

Name	Title	Annual Amount	Restricted Stock Awarded
James H. Langmead	EVP and CFO — Company and Bank	$280,800	9,332
Thomas D. Murphy	President — Community Banking	$275,400	9,153
Ronald D. Paul	President and CEO — Company and Bank	$623,300	19,454
Susan G. Riel	EVP — Company; SEVP & COO — Bank	$341,600	10,948
Janice L. Williams	EVP & Chief Credit Officer — Bank	$275,000	8,973
Robert P. Pincus	Vice Chairman — Company and Bank	$336,000	14,000

The increases in base salary for the named executive officers range from 8% to 15%.  The shares of restricted stock do not vest, and are nontransferable, until all of the financial assistance received by the Company under the TARP Capital Purchase Program has been repaid, subject to a minimum restriction of two years from the date of grant.  The awards to named executive officers reflect the payment, in “long-term restricted stock” as defined in the regulations promulgated by the Treasury Department under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, of amounts that would have been payable under the Company’s non-equity incentive compensation plan, discretionary bonuses and equity awards for services rendered in 2010. All salary increases and equity awards were made upon the recommendation of the Compensation Committee, which retained an independent compensation consultant.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: April 1, 2011